Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Employee, Director and Consultant Equity Incentive Plan, as amended, 2021 Equity Incentive Plan, and 2021 Employee Stock Purchas Plan of Sera Prognostics, Inc. of our report dated March 26, 2021 (except for Note 1 and paragraph 5 of Note 16, as to which the date is May 5, 2021 and paragraph 6 of Note 16, as to which the date is July 7, 2021 ), with respect to the financial statements of Sera Prognostics, Inc. included in the Registration Statement on Form S-1 (No. 333-257038) and related Prospectus of Sera Prognostics, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

August 10, 2021